Exhibit 99.1

Confidential

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement’) is made and entered into as of March 12, 2021 (the “Effective Date”), by and between MEDICAL PRACTICE HOLDING COMPANY, LLC, a Delaware limited liability company (the “Company”) and ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION, a California professional corporation (the  “Selling Stockholder” and together with the Company, the “Parties” and each a “Party”).

RECITALS

The Selling Stockholder desires to sell to the Company, and the Company desires to purchase from the Selling Stockholder on the terms set forth herein (the “Transaction”), shares of Apollo Medical Holdings, Inc. (NASDAQ: AMEH) (the “Issuer”) Common Stock, $0.001 par value per share (the “Common Stock”) as set forth below. It is the intention of the parties to this Agreement that the Transaction contemplated by this Agreement be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the satisfaction of the conditions for the so-called “Section 4(a)(1½ )” private resale exemption.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements of the parties made in this Agreement, and for other good and valuable consideration, the parties hereby agree as follows:

AGREEMENT

1.             STOCK PURCHASE.

1.1.             The Selling Stockholder hereby sells, transfers, assigns and delivers to the Company, and the Company purchases from the Selling Stockholder, an aggregate number of shares of the Issuer’s Common Stock (the “Shares”) determined by dividing the “Purchase Price” by the “Per Share Purchase Price” (as defined below). The Shares shall be free and clear of all liens, encumbrances, security interests, equities, claims, preemptive rights, rights of first offer, rights of first refusal, options, licenses, charges and assessments and without any restrictive legend. The aggregate purchase price for all of the Shares shall be forty million and one-hundred thirty-two thousand and one-hundred two dollars and fifty cents ($$40,132,102.50) (the “Purchase Price”), and the “Per Share Purchase Price” shall be determined in accordance with the methodology set forth in Exhibit A hereto.

1.2.             As soon as reasonably practicable after the Effective Date, (x) each Party shall use its reasonable best efforts to form a brokerage account at U.S. Bank and (y) Selling Stockholder shall use its reasonable best efforts to deliver or cause to be delivered the Shares to the Company’s brokerage account at U.S. Bank. The consummation of the actions provided for in this Section 1.2 shall be referred to as the “Closing”, which shall take place at 10:00AM Central Standard Time on the first business day after the Parties have each provided notice to the other Party confirming establishment of its brokerage account at U.S. Bank. At the Closing, (i) the Selling Stockholder shall deliver or cause to be delivered to the Company (x) the Shares via DTC electronic transfer (or equivalent) or via account transfer (where the Shares are held in Selling Stockholder’s account at the same financial institution or brokerage as the Company’s account) to the Company’s account as designated by the Company and (y) evidence of the transfer of the Shares in electronic form, and in any event, in form and substance reasonably acceptable to the Company; and (ii) the Company shall deliver the Purchase Price to the Selling Stockholder’s account as shown on Exhibit B hereto by wire transfer of immediately available funds. Except for the payment of the Purchase Price in accordance with the terms hereof, the Selling Stockholder acknowledges and agrees that it is not owed or entitled to any additional compensation or consideration from the Company or its directors, officers, employees, agents, representatives, partners, members or Affiliates (as defined below) with respect to the purchase and sale of the Shares. Notwithstanding anything to the contrary contained herein, if the Closing has not occurred by the date that is fifteen (15) business days following the Effective Date, either party shall be able to terminate this Agreement upon written notice to the other party; provided, that a party that is in material breach of its obligations under this Agreement shall not be able to terminate this Agreement.

1.3.             The parties hereto agree to (i) execute and deliver such other documents, instruments, waivers and certificates and (ii) do or perform such other actions as may be necessary to give effect to the sale of the Shares.

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS.  The Selling Stockholder hereby represents and warrants to the Company (solely as to itself), as of the date hereof and as of the Closing, as follows:

2.1.             The Selling Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2.             As of the Closing, the Selling Stockholder is the sole beneficial owner of, and has good and marketable title to the Shares. As of the Closing, the Selling Stockholder is not a party to any stockholder agreements, proxies, or other contracts in effect with respect to the voting or transfer of any of the Shares. As of the Closing, such Shares are owned by the Selling Stockholder free and clear of all liens, encumbrances, security interests, equities, claims, preemptive rights, rights of first offer, rights of first refusal, options, licenses, charges and assessments and are subject to no restrictions with respect to transferability of such Shares to the Company.

2.3.             The Selling Stockholder has the requisite power and authority to enter into and perform this Agreement and has taken all action required for the authorization, execution, delivery of and performance of all of its obligations under this Agreement. The Selling Stockholder represents that this Agreement is a legal, valid and binding obligation of the Selling Stockholder enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The execution and delivery of, and the performance of the obligations under, this Agreement by the Selling Stockholder do not and will not contravene or result in any breach of any law or of any regulation, order, writ, injunction or decree of any court, tribunal, governmental body, authority, agency or instrumentality applicable to the Selling Stockholder or the Shares, nor do or will such execution, delivery or performance violate, conflict with or result in (with notice or lapse of time or both result in) a breach of or default under any term or provision of any agreement or contract, oral or written, or organizational document to which the Selling Stockholder or any of its Affiliates is a party or is bound or to which the Shares are subject.

2.4.             The Selling Stockholder is not and will not become a party to any agreement, arrangement or understanding with any Person that could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.  For purposes of this Agreement, “Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

2.5.             The Selling Stockholder (i) has such knowledge and experience in business, financial and investment matters as to be capable of evaluating the merits, risks and suitability of the Transaction, (ii) has considered the suitability of the Transaction in light of its own circumstances and financial condition, and (iii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

2.6.             The Selling Stockholder has had access to all information that it and its advisers deem appropriate and necessary to make an informed decision to enter into the Transaction and has reviewed all such information.

2.7.             The Selling Stockholder has evaluated the merits, risks and consequences of consummating the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed appropriate and has made its own decision concerning the Transaction, without reliance on any representation or warranty of, information provided by, or advice from, the Company.

2.8.             The Selling Stockholder represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Company, or omission on the part of the Company to communicate any particular piece of information, as investment advice or as a recommendation to sell the Shares.

2.9.             The Selling Stockholder confirms that the Company has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of the Transaction or (ii) made any representation to the Selling Stockholder regarding the legality of the Transaction under applicable legal investment or similar laws or regulations except as set forth in Section 3.2.

2.10.          The Selling Stockholder acknowledges and understands that should the Company possess material nonpublic information relating to the Issuer not known to the Selling Stockholder that may impact the value of the Shares (collectively, the “Information”), including, without limitation, information otherwise received from the Issuer or others on a confidential basis, that the Company may be unable to disclose any such Information to the Selling Stockholder and that, notwithstanding the foregoing in this Section 2.10, the Company shall not have any liability to the Selling Stockholder due to or in connection with the Company’s use or non-disclosure of the Information or otherwise as a result of the Transaction, and the Selling Stockholder hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose the Information. The Selling Stockholder expressly acknowledges that it is not entering into the transactions contemplated hereby in reliance on the assumption or perception that the Company does not have such Information.

2.11.          The Selling Stockholder acknowledges that the Company is relying on the Selling Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement in connection with the Transaction.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each of the Selling Stockholder, as of the date hereof and as of the Closing, as follows:

3.1.             The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2.             The Company has the requisite power and authority to enter into and perform this Agreement and to assume and perform its obligations hereunder. This Agreement, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. The execution and delivery of, and the performance of the obligations under, this Agreement by the Company do not and will not contravene or result in any breach of any law or of any regulation, order, writ, injunction or decree of any court, tribunal, governmental body, authority, agency or instrumentality applicable to the Company, nor do or will such execution, delivery or performance violate, conflict with or result in (or with notice or lapse of time or both result in) a breach of or default under any term or provision of any agreement or contract, oral or written, to which Company or any of its Affiliates, other than any portfolio company (as such term is customarily used among institutional investors, and including any holding company of a portfolio company or any person controlled by a portfolio company), is a party or is bound.

3.3.             The Company is not and will not become a party to any agreement, arrangement or understanding with any Person that could result in the Selling Stockholder having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

3.4.             The Company (i) has such knowledge and experience in business, financial and investment matters as to be capable of evaluating the merits, risks and suitability of the Transaction, (ii) has considered the suitability of the Transaction in light of its own circumstances and financial condition, and (iii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

3.5.             The Company has had access to all information that it and its advisers deem appropriate and necessary to make an informed decision to enter into the Transaction and has reviewed all such information.

3.6.             The Company has evaluated the merits, risks and consequences of consummating the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed appropriate and has made its own decision concerning the Transaction, without reliance on any representation or warranty of, information provided by, or advice from, the Selling Stockholder.

3.7.             The Company represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Selling Stockholder, or omission on the part of the Selling Stockholder to communicate any particular piece of information, as investment advice or as a recommendation to purchase the Shares.

3.8.             The Company confirms that the Selling Stockholder has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of the Transaction or (ii) made any representation to the Company regarding the legality of the Transaction under applicable legal investment or similar laws or regulations except as set forth in Section 2.3.

3.9.             The Company acknowledges and understands that should the Selling Stockholder possess material nonpublic information relating to the Issuer not known to the Company that may impact the value of the Shares (collectively, the “Information”), including, without limitation, information otherwise received from the Issuer or others on a confidential basis, that the Selling Stockholder may be unable to disclose any such Information to Company and that, notwithstanding the foregoing in this Section 3.9, the Selling Stockholder shall not have any liability to the Company due to or in connection with the Selling Stockholder’s use or non-disclosure of the Information or otherwise as a result of the Transaction, and the Company hereby irrevocably waives any claim that it might have based on the failure of the Selling Stockholder to disclose the Information. The Company expressly acknowledges that it is not entering into the transactions contemplated hereby in reliance on the assumption or perception that the Selling Stockholder does not have such Information.

3.10.          Company is acquiring the Shares for Company’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities laws.  Company has evaluated the merits and risks of purchasing the Shares on the terms set forth in this Agreement on its own and without reliance upon Selling Stockholder, and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Shares on the terms set forth in this Agreement and is able to bear the economic risks of purchasing the Shares, including the possibility of complete loss with respect thereto.  Company has had access to such information regarding the business and finances of the Issuer and such other matters with respect to the Shares as a reasonable person would consider in evaluating the Transaction, including, in particular, all information necessary to determine the fair market value of the Shares, but this sentence shall in no way prejudice any liability that the Selling Stockholder may have as a result of a breach of the representations and warranties set forth in Section 2.  Company is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Act.  Company is not a “party-in-interest” of Selling Stockholder within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person,” with respect to Selling Stockholder within the meaning of Section 4975(e) of the Code (as hereinafter defined) and the consummation of the transactions contemplated by this Purchase Agreement will not be a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code).  The Company is not, and is not acting on behalf of, an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code.

3.11.          The Company acknowledges that the Selling Stockholder is relying on the Company’s representations, warranties, acknowledgments and agreements in this Agreement in connection with the Transaction.

4.             Publicity; CONFIDENTIALITY.

4.1.             Each party agrees that neither it nor any of its Affiliates or representatives will issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, except:

(i)                                         and only to the extent, upon the advice of outside counsel, disclosure is required by applicable law (except as may be addressed elsewhere within this Section 4.1) and only to the extent required by such law (provided, that in the case of this clause (i), the party intending to make such release shall use its commercially reasonable efforts consistent with applicable law to consult with the other party in advance of such release with respect to the text thereof, only disclose the minimum amount required by law to be so disclosed, and request “confidential treatment” or similar treatment thereof);

(ii)                                      the parties may make any disclosure (w) required to be included in its or its Affiliates’ financial statements or tax audits or other filings with Governmental Authorities, (x) required by periodic reporting requirements under the Exchange Act or continuous disclosure obligations under other applicable securities laws or under the rules of any securities exchange on which the securities of either party or an Affiliate of either party, as applicable, are or will be listed, (y) to its Affiliates or its or their direct or indirect, current or prospective, investors or limited partners and/or (z) by way of any communication by either party or its Affiliates to its employees (provided, that (1) in the case of the foregoing clauses (w), (x), (y) and (z), solely in the case of a disclosure by the Selling Stockholder, the Selling Stockholder may not disclose the name “Bright Health” or any derivatives thereof or other disclosure that could disclose the identity of “Bright Health” or the ultimate parent entity (or Affiliates) of the Company, provided that disclosure by the Selling Stockholder of the Company's name shall not be deemed to be in violation of the foregoing, and (2) in the case of the foregoing clauses (y) and (z), that such recipients are obligated to keep such information confidential); and

(iii)                                    disclosures made by way of any statements that are substantially similar to previous press releases, public disclosures or public statements made by the parties in compliance with this Section 4.1.

4.2.             Each party agrees that neither it nor any of its Affiliates or representatives will disclose, directly or indirectly, to any other person (except as required by applicable law, rule or regulation, including the United States federal securities laws or any rules and regulations of any applicable national securities exchange), any nonpublic information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby or any of the terms, communications, conditions or facts with respect to the transactions contemplated hereby, including, without limitation, the disclosure of this Agreement, the identity of the parties hereto or the terms hereof. Notwithstanding the foregoing, the parties hereto agree that this Agreement and the transactions contemplated hereby shall not be deemed to create any duty on the part of any party hereto (or any of its Affiliates) to any other party hereto not to purchase or sell, or otherwise transact in, any securities on the basis of any such information.

5.             MISCELLANEOUS.

5.1.             Fees and Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fees or expenses, including the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party; provided, that the Selling Stockholder shall be solely responsible for any transfer, documentary, sales, use, stamp, registration or other similar charges, duties or taxes and any fees of the depository or registrar of the Shares payable in connection with the sale of the Shares hereunder.

5.2.             Entire Agreement; Absence of Presumption. This Agreement, including all exhibits attached hereto, constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Each party has participated in the drafting and preparation of this Agreement, and accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting. Each party represents that it is entering into this Agreement voluntarily, that it understands its final and binding effect.

5.3.             Governing Law; Specific Performance. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its choice-of-law provisions. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed by any party hereto in accordance with their terms or are otherwise breached, then the other parties hereto will suffer immediate and irreparable harm or injury for which money damages will not be an adequate remedy. Accordingly, the parties hereto each agree with the other that, in addition to any other remedies, each party hereto shall be entitled to seek an injunction restraining any violation or threatened violation by any other party hereto of the provisions of this Agreement.

5.4.             Successors and Assigns; Amendments; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. No party may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Selling Stockholder in contravention hereof shall be null and void; provided, that the Company may assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates; provided, however, that no such assignment will relieve the Company of its obligations hereunder. For purposes of this Agreement, (i) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person and (ii) “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document duly executed by each party. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

5.5.             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.6.             Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by means of electronic delivery or facsimile (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method), each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument

5.7.             Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date set forth above.

“Company”:		“Selling Stockholder”:

MEDICAL PRACTICE HOLDING COMPANY, LLC		ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Cathy R. Smith	By:	/s/ Thomas S. Lam, M.D.
	Cathy R. Smith		Thomas S. Lam, M.D.,
	Chief Financial Officer		Chief Executive Officer

[Signature Page to Stock Purchase Agreement]